EXHIBIT 99.1



NOT FOR IMMEDIATE RELEASE

Media:     Julie Ketay, 312.558.8727 (Sara Lee Corporation)
           Matt Hall, 314.259.7223 (Earthgrains Company)

Analysts:  Aaron Hoffman, 312.558.8739 (Sara Lee Corporation)
           Molly Salky 314.259.7018 (Earthgrains Company)


SARA LEE CORPORATION AND THE EARTHGRAINS COMPANY
RECEIVE U.S. ANTITRUST CLEARANCE FOR PROPOSED ACQUISITION


CHICAGO and ST. LOUIS (July 23, 2001) - Sara Lee Corporation and The Earthgrains Company announced today that they have received U.S. antitrust clearance for Sara Lee's proposed acquisition of Earthgrains. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to Sara Lee's proposed acquisition of Earthgrains expired at 11:59 p.m. (EDT), on Friday, July 20, 2001. The tender offer is scheduled to expire at midnight (EDT) on Tuesday, July 31, 2001, unless extended.

On July 2, 2001, Sara Lee Corporation announced it had signed an agreement to acquire St. Louis-based Earthgrains for $2.8 billion.

Earthgrains, which generated sales of nearly $2.6 billion in fiscal 2001, operates fresh-bakery and refrigerated-dough businesses in the United States and Europe. Earthgrains is the second-largest producer of fresh packaged bread and baked goods in the United States, operating 61 bakeries. Major company-owned brands include Earth Grains, IronKids, Grant's Farm, Colonial and Rainbo.

Sara Lee and Earthgrains Confirm Expiration of
U.S. Antritrust Waiting Period - Page 2

Sara Lee Corporation is a global branded consumer packaged goods company with approximately $17.5 billion in annual revenues. Its leading brands include Sara Lee, Douwe Egberts, Hillshire Farm, Kiwi, Hanes and Playtex.

This press release is neither an offer to sell nor a solicitation of an offer to sell securities. Sara Lee has filed a tender offer statement with the Securities and Exchange Commission (SEC), and Earthgrains has filed a solicitation/recommendation statement with respect to the offer. Shareholders of Earthgrains are urged to read both the tender offer statement (including the offer to purchase and related letter of transmittal) and the solicitation/recommendation statement because they contain important information about the offer. These documents are available to shareholders of Earthgrains at no charge and are also available for free at the SEC's website at www.sec.gov.

                                    #   #   #